                                                                    EXHIBIT 99.1


              LAMAR ADVERTISING COMPLETES OUTDOOR EAST ACQUISITION


     BATON ROUGE, La.--(BUSINESS WIRE)--Dec. 11, 1996--Lamar Advertising Company (Nasdaq:LAMR) a leading outdoor advertising company, announced today that it has completed its acquisition of Outdoor East, L.P. for a cash purchase price of $60 million.

     The Outdoor East acquisition expands Lamar's footprint in seven markets throughout six states in the Southeast with billboard structures positioned along some of the country's most traveled and vital highways serving the eastern U.S. The six states in which Outdoor East operates are: Virginia, West Virginia, North Carolina, South Carolina, Georgia and Florida.

     The flagship market within the Outdoor East operation is Columbia, S.C., the state capital, home to the University of South Carolina and eighty-eighth in terms of national population ranking. Other markets to be acquired through the Outdoor East purchase include: Harrisonburg, Va., Dublin, Va., Hopewell, Va., Bluefield, W.V., Valdosta, Ga. and Lumberton, N.C.

     Lamar Advertising Company is an owner and operator of outdoor advertising structures, with 41 primary markets in 15 southeastern, midwestern and mid-Atlantic states. Lamar also operates the largest logo sign business in the United States with 51,000 logo advertising displays in 18 of the 22 states that currently have privatized logo programs and in the province of Ontario, Canada. Lamar has also recently expanded into the transit advertising business, which includes advertising on bus shelters, buses and benches.

     Contact:    Lamar Advertising Company, Baton Rouge
                 Keith A. Istre or Rod R. Rackley, 504/926-1000.